Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by Suzanne M. Grimes, Employee ID No. 1104548 (hereinafter referred to as “Employee”), and Clear Channel Outdoor, Inc., in full and final settlement of any and all claims Employee may have or hereafter claim to have against Clear Channel Outdoor, Inc., and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”).

1. End of Employment.

1.1 Employee’s separation date is August 13, 2014 (“Separation Date”).

1.2 Aside from compensation for work performed during the last pay period prior to the end of employment, Employee has been paid all earned compensation through the Separation Date. In addition, if earned, Employee will receive a pro rata share of the Annual Bonus in accordance with Section 9(d)(ii) of the Employment Agreement. Such pro rata share of the Annual Bonus, if applicable, will be paid before March 15th of the following year. All Equity-Based Compensation shall be made in accordance with Section 3(e) of the Employment Agreement.

2. Consideration for Agreement from Company.

2.1 In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 3 below), Company agrees to pay as severance to Employee the following, in accordance with Section 9(d) of the Employment Agreement: the sum of Two Million Five Hundred Fifty Thousand Dollars and No Cents ($2,550,000.00), less applicable federal and state withholding and all other ordinary payroll deductions, to be paid in accordance with Company’s ordinary payroll practices over a period of approximately eighteen (18) months following expiration of the seven day revocation period noted in Section 4.11 (subject to delay as provided in the

Employment Agreement), and only if Employee does not revoke this Agreement, and shall continue until paid in full (the “Severance Pay Period”). Employee hereby acknowledges the sufficiency of this payment from Company. Notwithstanding anything to the contrary herein, any amounts that could have been paid prior to the expiration of the aforementioned seven-day revocation period had this Agreement been executed immediately following the Employee’s Separation Date, shall be paid as soon as practicable following the actual expiration of the seven-day revocation period, consistent with Section 9(d)(v) of the Employment Agreement. In addition, because the 90-day period during which payments of severance must commence under the terms of Section 9(d)(v) of the Employment Agreement (if payable hereunder) begins and ends within the 2014 calendar year, no delay in payments is required under Section 9(d)(v) of the Employment Agreement, and, because all severance payments to be made during the period of six months following the Employee’s Separation Date are exempt from Code Section 409A, by reason of the short-term deferral and/or separation pay exemptions found in Treasury Regulation Section 1.409A-1(b)(4) and (9), respectively, no delay of any such severance payments shall be required by reason of the provisions of Section 18 of the Employment Agreement regarding payments to “specified employees.”

2.2 Severance payments shall cease in accordance with Section 9(d)(iii)(1) of the Employment Agreement if the reason therein becomes applicable. The foregoing shall not affect Company’s right to enforce any restrictive covenants previously agreed to by Employee. Additionally, if Employee is rehired by Company during the Severance Pay Period, Section 9(d)(iii)(2) of the Employment Agreement shall apply.

2.3 Each payment under this Agreement is a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii) and Section 9(d)(v) of the Employment Agreement shall apply to the payment hereunder.

2.4 No act or payment of consideration pursuant to this Agreement shall be considered an admission of liability by Company regarding Employee in any way.

3. Employee’s Release of Claims.

3.1 Employee affirms that Employee has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form. As a material term of this Agreement, Employee attests that Employee has given Company written notice of any and all concerns Employee may have regarding suspected ethical or compliance issues or violations on the part of Company or any of Company employees. In addition, Employee affirms that as of the Separation Date, subject to Section 1.2, Employee has reported all hours worked, if applicable, and has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases.

3.2 Employee hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

3.3 Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company or any incident thereof, including, without limitation, Employee’s treatment by Company or any other person, the terms and conditions of Employee’s employment, and any and all possible local, state or federal statutory and/or common law claims, including but not limited to:

(a) All claims which Employee might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.; and/or, The Occupational Safety and Health Act, as amended;

(b) All contractual claims for any wages or other employment benefits owed as a result of Employee’s separation from Company;

(c) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,

(d) All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of Company.

3.4 Employee does not waive rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its local or state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other local, state or federal administrative or governmental agency pursue claims against the Company on Employee’s behalf.

3.5 This release shall not extend to any claims that relate to: (i) claims for indemnification, payment of legal fees, and directors and officers liability insurance under Section 15 of the Employment Agreement; (ii) any vested or accrued benefits or rights under any employee benefit plan, policy or program maintained by the Company or any incentive plan, award or arrangement of the Company and any other benefit plans, policies or programs granted or modified pursuant to the terms of the Employment Agreement (including, without limitation, any equity compensation awards); (iii) any rights to vested equity; or (iv) any other terms of the Employment Agreement that survive by their terms, organizational documents, plans, agreements, or at law.

3.6 Employee does not waive rights or claims that arise following the execution of this Agreement.

4. Other Understandings, Agreements, and Representations.

4.1 Employee agrees that this Agreement binds Employee and also binds Employee’s spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with Employee.

4.2 Employee agrees to not disclose or use Company’s confidential or proprietary information in accordance with Section 4 of the Employment Agreement.

4.3 Employee promises and represents that Employee will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company for a period of 2 years after her employment with Company ends. Company promises and represents that the Senior Executives and Directors of Company and its Parent will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Employee for a period of 2 years after her employment with Company ends. For purposes of this Section, both Employee and Company acknowledge and agree that normal competitive statements, truthful testimony in connection with legal process or governmental inquiry, and rebuttal of statements made by Company shall not be considered in violation hereof.

4.4 Employee agrees to reasonably cooperate in the defense of claims, investigations, or other actions in accordance with Section 14 of the Employment Agreement, or as otherwise provided under the Employment Agreement.

4.5 Prior to execution of this Agreement, Employee shall return to Company all property belonging to Company (including the materials references in Section 10 of the Employment Agreement) that the Employee possesses or has possessed but has provided to a third party, other than as provided in Section 4(a) of the Employment Agreement, in good faith performance of duties, in accordance with Section 4 of the Employment Agreement.

4.6 This Agreement contains the entire understanding between Employee and Company, except as modified by Section 4.7 below, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement, except to the extent not released under Section 3.5 of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company.

4.7 Notwithstanding anything to the contrary herein, this Agreement shall not alter or terminate any post-employment obligations previously agreed to by Employee (including, without limitation, confidentiality, non-competition, non-solicitation, and arbitration), which Employee agrees are reasonable in nature, enforceable as a matter of law, binding upon her, and shall survive the termination of Employee’s employment.

4.8 Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration as provided for under Section 16 of the Employment Agreement.

4.9 Employee may take up to twenty-one (21) days from date of receipt to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so.

4.10 If Employee has not signed this Agreement within the 21-day period noted above and delivered the signed agreement to Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, or via fax to (210) 832-3190, this Agreement is deemed revoked by Company.

4.11 Employee may revoke acceptance of this Agreement at any time within seven (7) days after executing the Agreement. Any revocation must be made in writing and delivered to Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 2080 Stone Oak Parkway, San Antonio, Texas 78258, or via fax at (210) 832-3190. Employee understands that, unless revoked as described above, upon expiration of the seven (7) day period, this Agreement automatically shall take effect and become binding upon Employee.

4.12 Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of Employee’s, choice, at Employee’s expense, before signing this Agreement.

4.13 Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of a claim under the Age Discrimination in Employment Act (ADEA) or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission, or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the foregoing paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Company filed by Employee or by anyone else on Employee’s behalf pertaining to the preceding paragraph.

4.14 Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and subject to the parties’ agreement to arbitrate any and all disputes as previously set forth, Employee expressly consents to the personal jurisdiction and mandatory venue of the New York state and federal courts for any lawsuit relating to this Agreement.

4.15 Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement.

4.16 Counterparts: This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.

4.17 Employee represents and certifies that Employee (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in Employee’s best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

ACCEPTED AND AGREED;

SUZANNE M. GRIMES

Date: 08/26/2014	/s/ Suzanne M. Grimes

CLEAR CHANNEL OUTDOOR, INC.

Date: 08/28/2014	By:	/s/ William Feehan
	Name:	William Feehan	.
Title:

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